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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ________________)*

                             Kankakee Bancorp, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    484243100
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 1, 1999
-------------------------------------------------------------------------------
                                  Date of Event

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /  Rule 13d-1(b)
/X/  Rule 13d-1(c)
/ /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                Page 2 of 6 pages

----------------------------              ------------------------------------
CUSIP NO.    484243100            13G                        PAGE 2 OF 6 PAGES
----------------------------              ------------------------------------

---------- -------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    James G. Schneider


---------- -------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /
                                                                (b) / /
---------- -------------------------------------------------------------------
    3      SEC USE ONLY


---------- -------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America

----------------------------- ------ -----------------------------------------
         NUMBER OF              5    SOLE VOTING POWER
           SHARES                             8,119.9 shares
        BENEFICIALLY
          OWNED BY
            EACH
         REPORTING
           PERSON
            WITH
                              ------ -----------------------------------------
                                6    SHARED VOTING POWER
                                              10,203.8 shares
                              ------ -----------------------------------------
                                7    SOLE DISPOSITIVE POWER
                                              64,775.8 shares
                              ------ -----------------------------------------
                                8    SHARED DISPOSITIVE POWER
                                              0
---------- -------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     68,198.7 shares

---------- -------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                           / /
---------- -------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     5.1 %

---------- -------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*
                     IN

---------- -------------------------------------------------------------------

                               Page 2 of 6 pages

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          STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G


ITEM 1.

    (a)  NAME OF ISSUER
         Kankakee Bancorp, Inc.

    (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
         310 South Schuyler Avenue
         P.O. Box 3
         Kankakee, Illinois 60901-0003

ITEM 2.

    (a)  NAME OF PERSON FILING
         James G. Schneider

    (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE 310 South Schuyler Avenue
         P.O. Box 3
         Kankakee, Illinois 60901-0003

    (c)  CITIZENSHIP
         United States of America

    (d)  TITLE OF CLASS OF SECURITIES
         Common Stock

    (e)  CUSIP NUMBER
         484243100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)  / /  Broker or dealer registered under Section 15 of the Act
         (b)  / /  Bank as defined in Section 3(a)(6) of the Act
         (c)  / /  Insurance company as defined in Section 3(a)(19) of the Act
         (d) / / Investment company registered under Section 8 of the Investment Company Act of 1940
         (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)

                               Page 3 of 6 pages

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         (f)  / /  An employee benefit plan or endowment fund in accordance with
                   Section 240.13d-1(b)(1)(ii)(F)
         (g)  / /  A parent holding company or control person in accordance with
                   Section 240.13d-1(b)(1)(ii)(G)
         (h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act
         (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
         (j)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP

    (a)  AMOUNT BENEFICIALLY OWNED
         68,198.7 shares

    (b)  PERCENT OF CLASS
         5.1 %

    (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                  8,119.9 shares

         (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                  10,203.8 shares

         (iii)    SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                  64,775.8

         (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         N/A

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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N/A

ITEM 10. CERTIFICATION

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               September 7, 1999
                                               ---------------------------
                                               Date

                                               /s/ James G. Schneider
                                               ---------------------------
                                               James G. Schneider











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